Child,
Van Wagoner
& Bradshaw,
PLLC
CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 16.1

July 15, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Items 4.01 of Form 8-K dated July 15, 2011, of Profire Energy, Inc. and we are in agreement with the statements regarding our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Child, Van Wagoner & Bradshaw

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

SALT LAKE CITY
5296 South Commerce Dr.
Suite 300
Salt Lake City, Utah 84107
Phone: 801.281.4700
Fax: 801.281.4701

KAYSVILLE
1284 West Flint Meadow Dr.
Suite D
Kaysville, Utah 84037
Phone: 801.927.1337
Fax: 801.927.1344

HONG KONG
Suite A, 5/F
Max Share Centre
373 King's Road
North Point, Hong Kong
Phone: +(852) 21 555 333
Fax: +(852) 21 165 222

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